Exhibit 21.1

Subsidiaries of Renhuang Pharmaceuticals, Inc.

1) Harbin Renhuang Pharmaceutical Company Ltd., a British Virgin Island company - 100% subsidiary of Renhuang Pharmaceutical, Inc.

2) Harbin Renhuang Pharmaceutical Co. Ltd., a Chinese company - 100% subsidiary of Harbin Renhuang Pharmaceutical Company, Ltd.